Exhibit 99.1

Press Release

Combined Northera(TM) (droxidopa) Data From Two Phase 3 Trials Confirm Symptom Improvement in Patients With Neurogenic OH

Seven Additional Droxidopa Posters Presented at Movement Disorder Society's Annual Congress

CHARLOTTE, N.C., June 21, 2012 -- Chelsea Therapeutics International, Ltd. (CHTP) today announced results from an integrated dataset of two phase 3 studies, Study 301 and Study 302, which showed that patients treated with Northera(TM) (droxidopa) experienced improvements in their symptoms of Neurogenic Orthostatic Hypotension (also known as NOH or Neurogenic OH) as measured by the Orthostatic Hypotension Questionnaire (OHQ) composite score (p=0.001) and a number of individual symptoms, including dizziness (p=0.004). The results, which include data from over 250 patients with symptomatic Neurogenic OH and diagnoses of Parkinson's disease, multiple system atrophy (MSA), pure autonomic failure (PAF), dopamine beta hydroxylase deficiency or nondiabetic autonomic neuropathy, were presented by Christopher Mathias, MD at the 16th International Congress of Parkinson's Disease and Movement Disorders in Dublin, Ireland today (Integrated Efficacy Analysis of Droxidopa in 2 Double-Blind, Placebo-Controlled Phase 3 Studies in Patients with Neurogenic Orthostatic Hypotension, Abstract/Poster #1296).

Investigators also presented data from a number of subgroups of patients from this integrated dataset.

•	Gregor Wenning, MD presented data showing that patients with pure autonomic failure and MSA showed statistically significant improvement in the OHQ composite score following droxidopa treatment versus placebo (p=0.022 and p=0.018, respectively). The data also showed that age is an important contributor to improvements seen in patients with Parkinson's disease. Parkinson's disease patients younger than 65 treated with droxidopa showed greater improvements versus placebo than those over 75 (1.63 units vs. -0.04 units). (Subgroup Efficacy Analysis: Orthostatic Hypotension Questionnaire Composite Score in Patients with Neurogenic Orthostatic Hypotension Treated with Droxidopa, Abstract/Poster #1305)

•	Phillip Low, MD presented data from a post-hoc analysis which showed that 94 patients taking midodrine at screening presented with more severe condition at baseline as measured by OHQ composite score (6.7 vs. 5.8), yet after treatment with droxidopa, all patients had improvement in OHQ regardless of previous midodrine use. Those patients previously taking midodrine had lesser improvement in OHQ scores compared to placebo than those not previously taking midodrine. Among the patients taking midodrine at screening, there was a significantly higher incidence of supine hypertension (SBP > 200mmHg) compared with after the washout period (8.5% vs. 0%). When treated with droxidopa, these patients experienced a lower incidence of supine hypertension (SBP > 200mmHg) at the end of the study compared to while on midodrine (3.3% vs. 8.5%). (Safety and Efficacy of Droxidopa in Patients Previously Treated with Midodrine, Abstract/Poster #1295)

“When we look at the combined data from Study 301 and Study 302, one of the largest combined datasets in this rare condition, there continues to be clear evidence of the efficacy of droxidopa in patients with symptomatic Neurogenic OH,” commented Christopher Mathias, MBBS DPhil DSc FRCP FMedSci, Professor of Neurovascular Medicine at Imperial College London and University College London, University of London. “We see that many of these patients responded well to droxidopa treatment and may now be able to resume various activities in daily life that they previously were incapable of carrying out.""

Additional data from Dr. Mathias' integrated analysis showed that droxidopa-treated patients experienced improvements in their symptoms of Neurogenic OH as measured by the Orthostatic Hypotension Symptom Assessment (OHSA) score (p=0.007); 3 of the 6 items of the OHSA (dizziness, p=0.004; weakness, p=0.004; fatigue, p=0.013); the Orthostatic Hypotension Daily Activity Scale (OHDAS) composite score (p<0.001); and all 4 individual items of the OHDAS (standing a short time, p=0.001; standing a long time, p<0.001; walking a short time, p=0.004; walking a long time, p=0.009). Treatment with droxidopa showed low rates of supine hypertension.

Results of Study 306A (Impact of Treatment with Droxidopa in Repeat Fallers with Parkinson's Disease and Symptomatic Neurogenic Orthostatic Hypotension, Abstract/Poster #1287)

Robert Hauser, MD presented a preliminary post-hoc analysis on patients who were repeat fallers (more than one fall during the course of the study, in study 306A, a Phase 3 study of droxidopa in patients with Parkinson's disease. Overall, patients treated with droxidopa (n=24) experienced fewer falls compared to placebo (n=27), 79 total falls versus 197. The majority of falls occurred in a smaller group of patients who fell more frequently. The repeat fallers group (n=22) showed greater benefit from droxidopa therapy than the non-repeat fallers group (n=29) by a number of clinical measures, including dizziness (the difference favoring droxidopa over placebo was 2.1 units among repeat fallers, compared with 0.1 among non-repeat fallers).

To view these posters presented at the meeting and hear a short explanation from the studies' lead investigators, please contact Kathryn McNeil or Lauren Tortorete (emails below) for access to www.droxidopaMDS2012.com.

Additional Poster Presentations

In addition to the results from these studies, the following posters were also presented at the MDS Annual Meeting:

•	Analysis of Efficacy in Patients with Symptomatic Neurogenic Orthostatic Hypotension Treated with Droxidopa and Dopa-Decarboxylase Inhibitors, Italo Biaggioni, MD

Abstract /Poster #1284

•	A Multicenter, Open-Label Study to Assess the Long-Term Safety of Droxidopa in Patients with Symptomatic Neurogenic Orthostatic Hypotension (NOH 304), Holly Shill, MD

Abstract/Poster #1302

•	Durability of Effect with Long-term, Open-Label Droxidopa Treatment in Patients with Symptomatic Neurogenic Orthostatic Hypotension (NOH 303), Stuart Isaacson, MD Abstract/Poster #1291

•	Orthostatic Hypotension Questionnaire as an Effective Patient Reported Outcome Scale to Assess Response in Patients with Symptomatic Neurogenic Orthostatic Hypotension, Horacio Kaufmann, MD
Abstract/Poster #284

About Droxidopa(TM) (droxidopa)

Droxidopa(TM) (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure -- a group of diseases that includes Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. The most common adverse event (greater than or equal to 5%) during placebo controlled trials was headache. Droxidopa is also being investigated for and completed Phase II trials in intradialytic hypotension and adult attention deficit hyperactivity disorder and fibromyalgia.

About Neurogenic Orthostatic Hypotension

Neurogenic OH is a chronic neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision, fatigue, poor concentration and fainting episodes when a person assumes a standing position. Symptoms of chronic Neurogenic OH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the ability to perform activities of daily living that require standing or walking.

About Chelsea Therapeutics

Chelsea Therapeutics (CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company's development expertise and accelerate the company's drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include: risk that the FDA will not approve a resubmitted NDA for Northera; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; risk that we do not achieve our recently announced cost savings initiatives; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk of regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; and market acceptance for our products if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hkstrategies.com